EXHIBIT 7

Latest Report of Condition of Trustee

Zions First National Bank Salt Lake City, UT 84111 FDIC Certificate Number - 02270	FFIEC 031 RC-1
Consolidated Report of Condition for insured Commercial and State-Chartered Savings Banks for March 31, 2004
All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter. Schedule RC — Balance Sheet
Dollar Amounts (in Thousands)
ASSETS
1. Cash and balances due from depository institutions (from Schedule RC-A):
a. Noninterest-bearing balances and currency and coin (1)		361,548
b. Interest-bearing balances (2)		23

2. Securities:
a. Held-to-maturity securities (from Schedule RC-B, column A)		408,197
b. Available-for-sale securities (from Schedule RC-B, column D)		1,094,297

3. Federal funds sold and securities purchased under agreements to resell:
a. Federal funds sold in domestic offices		522,465
b. Securities purchased under agreements to resell (3)		770,109

4. Loans and lease financing receivables (from Schedule RC-C):
a. Loans and leases held for sale		144,520
b. Loans and leases, net of unearned income	6,990,197
c. LESS: Allowance for loan and lease losses	99,500
d. Loans and leases, net of unearned income and allowance (item 4.b minus 4.c)		6,890,697

5. Trading assets (from Schedule RC-D)		383,850
6. Premises and fixed assets (including capitalized leases)		115,399
7. Other real estate owned (from Schedule RC-M)		6,513
8. Investments in unconsolidated subsidiaries and associated companies (from Schedule RC-M)		28,852
9. Customers' liability to this bank on acceptances outstanding		0
10. Intangible assets:
a. Goodwill		21,300
b. Other intangible assets (from Schedule RC-M)		9,294
11. Other assets (from Schedule RC-F)		932,652

12. Total assets (sum of items 1 through 11) __________ (1) Includes cash items in process of collection and unposted debits. (2) Includes time certificates of deposit not held for trading. (3) Includes all securities resale agreements in domestic and foreign offices, regardless of maturity.		11,689,716

Zions First National Bank Salt Lake City, UT 84111 FDIC Certificate Number - 02270	FFIEC 031 RC-1
Schedule RC — Continued
Dollar Amounts (in Thousands)
LIABILITIES
13. Deposits:
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E, part I)		6,975,437
(1) Noninterest-bearing (1)	1,276,041
(2) Interest-bearing	5,699,396
b. In foreign offices, Edge and Agreement subsidiaries, and IBFs (from Schedule RC-E, part II)		474,813
(1) Noninterest-bearing	0
(2) Interest-bearing	474,813

14. Federal funds purchased and securities sold under agreements to repurchase:
a. Federal funds purchased in domestic offices (2)		1,598,603
b. Securities sold under agreements to repurchase (3)		407,935

15. Trading liabilities (from Schedule RC-D)		355,978

16. Other borrowed money (includes mortgage indebtedness and
obligations under capitalized leases) (from Schedule RC-M)		338,668

17. Not applicable

18. Bank's liability on acceptances executed and outstanding		0

19. Subordinated notes and debentures (4)		201,311

20. Other liabilities (from Schedule RC-G)		562,255

21. Total liabilities (sum of items 13 through 20)		10,915,000

22. Minority interest in consolidated subsidiaries		625

EQUITY CAPITAL
23. Perpetual preferred stock and related surplus		0
24. Common stock		15,000
25. Surplus (exclude all surplus related to preferred stock)		229,246

26. a. Retained earnings		505,538
b. Accumulated other comprehensive income(3)		24,307

27. Other equity capital components(5)		0
28. Total equity capital (sum of items 23 through 27)		774,091

29. Total liabilities, minority interest, and equity capital (sum of items 21, 22 and 28)

__________
(1) Includes total demand deposits and noninterest-bearing time and savings deposits.
(2) Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “other borrowed money.”
(3) Includes all securities repurchase agreements in domestic and foreign offices, regardless of maturity.
(4) Includes limited-life preferred stock and related surplus.
(5) Includes net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, cumulative foreign currency translation adjustments, and minimum pension liability adjustments.
(6) Includes treasury stock and unearned Employee Stock Ownership Plan shares.		11,689,716